UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 23, 2010

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)		92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item  5.02(e)  Compensatory Arrangements of Certain Officers

On 2/23/10 Registrant’s Compensation Committee adopted a one year bonus plan for certain senior executives of Registrant.  The principal executive officer, principal financial officer and other named executive officers of Registrant will be entitled to a fiscal year 2010 bonus if the financial performance of Registrant meets selected goals with relationship to sales, operating profit, return on net assets and earnings per share.  There is also a small subjective portion in the plan.  Each of the goals (except for return on net assets which does not change) are in excess of Registrant’s actual results in those categories for fiscal year 2009.  If each goal is exactly reached such participant’s bonus would be up to 50% of base salary for fiscal year 2010.  The bonus would be increased by 2.5% for each 1% achievement above goal, with a maximum of an additional bonus of 22.5% of base salary.  The bonus would be decreased by 3% up to 5% for each 1% shortfall in goals, so that attaining only 75% of any goal would result in no bonus allocation from that category.  The amounts paid in fiscal year 2009 are shown in the 2009 Proxy Statement compensation analysis, but an exact amount for fiscal year 2010 cannot be determined at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 24, 2010	CUBIC CORPORATION

		By:	/s/ William L. Hoese
		Name:	William L. Hoese
		Title:	General Counsel